EXHIBIT 77C:
Submission of Proposals to a Vote of Shareholders
A special meeting of shareholders of Highland
Opportunistic Credit Fund (the Selling Fund), a series of
Highland Funds I (HFI) was held on February 7, 2017.
The following is a summary of the proposal submitted to shareholders for a vote at the meeting and the votes cast.

Proposal
Votes For
Votes
Against
Votes
Abstained
To approve the
Agreement and Plan
of Reorganization by
and among HFI, on
behalf of the Selling
Fund, NexPoint
Opportunistic Credit
Fund (the Buying
Fund), Highland
Capital Management
Fund Advisors, L.P.
and NexPoint
Advisors, L.P.,
pursuant to which
the Selling Fund will
transfer that portion
of its net assets
attributable to each
class of its shares
(in aggregate, all of
its net assets) to the
Buying Fund, in
exchange for shares
of a corresponding
class of the Buying
Fund and the
assumption by the
Buying Fund of all of
the liabilities of the
Selling Fund.
Shares of each
class of the Buying
Fund will be
distributed
proportionately to
shareholders of the
relevant class of the
Selling Fund.
12,666,107
11,039
7,583



Exhibit to HFI N-SAR